FORM 5                                                      OMB APPROVAL
[ ] Check this box if no longer                        OMB Number:   3235-0362
    subject to Section 16. Form 4                  Expires:   September 30, 1998
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[X] Form 3 Holdings Report                              per response........ 1.0
[ ] Form 4 Transactions Reported

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

               Filed pursuant to Section 16(a) of the Securities
                   Exchange Act of 1934, Section 17(a) of the
                 Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

Rayat,                           Harmel                            Singh
--------------------------------------------------------------------------------
(Last)                           (First)                         (Middle)

216-1628 West 1st Avenue
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                                    (Street)

Vancouver,        British       Columbia       V6J  1G1          Canada
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(City)                     (State)              (Zip)             (Country)

2.      Issuer Name and Ticker or Trading Symbol   EquityAlert.com, Inc. (EINC)
                                                   ----------------------------

3.      I.R.S. or Social Security Numer of Reporting Person (Voluntary)

4.      Statement for Month/Year        December 1999
                                        -------------

5.      If Amendment, Date of Ofiginal (Month/Year)

6.      Relationship of Reporting Person(s) to Issuer  (Check all applicable)

        [X] Director     [X] Officer     [X]  10% Owner    [ ] Other
                             Chairman of the Board

7.      Individual or Joint/Group Filing (Check applicable line)

        _____  Form Filed by One Reporting Person

        _____  Form Filed by More than One Reporting Person

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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
                                                                                              Ownership
                                                   Securities                 Amount of       Form:             Nature of
Title of      Transaction   Transaction            Acquired (A)               Securities      Direct (D)        Indirect
Security      Date          Code         Amount    or Disposed of (D)  Price  Beneficially    or Indirect (I)   Beneficial
--------      ----          ----         ------    ------------------  -----  ------------    ---------------   ----------
Common Stock  4/19/99       P            10,000,000      A             $0     2,000,000          D
Par Value
$0.00001

Common Stock  6/17/97       P                 4,000      A             $0         4,000          I               Holding Company
Par Value
$0.00001

Stock Options 6/14/99       A             2,000,000      A             $0     2,000,000          D

Stock Options 8/22/99       A             6,000,000      A             $0     6,000,000          D


*    If the form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

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  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

                                                                Number of
                Conversion                                      Derivative
                or Exercise                                     Securities
Title of        Price of                                        Acquired (A)
Derivative      Derivative      Transaction     Transaction     or Disposed
Security        Security        Date            Code            of (D)
--------        --------        ----            ----            ------
None



Explanation of Responses:


                                  /s/  Harmel S. Rayat         February 11, 2000
                                  --------------------         -----------------
                                  ** signature of Reporting Person     Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

Note:File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.